Exhibit 1

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  June 24, 2021

Reedy Creek Investments LLC

By:  /s/ Donald R. Parker
Donald R. Parker
Manager

By:  /s/ Donald R. Parker
Donald R. Parker

James H. Goodnight Management Trust

By:  /s/ James H. Goodnight
James H. Goodnight
Trustee

By:  /s/ James H. Goodnight
James H. Goodnight